EXHIBIT 99.1

Operating Report

In The United States Bankruptcy Court

for the Northern District of Illinois

Eastern Division

Case Name: Universal Access Global Holdings Inc et al	Case No: 04 B 28747

Summary of Cash Receipts and Cash Disbursements

For the period December 1, 2004 - December 31, 2004

Beginning Balances:
	Unrestricted accounts	8,682,717
	Restricted accounts	342,224
Beginning balance in all accounts			9,024,941

Receipts:

1 Receipts from operations		5,191,398
2 Other receipts		102,199

Total receipts			5,293,597

Disbursements:

3 Net payroll:
a	Officers	53,362
b	Others	340,999

4 Taxes:
a	Federal Income Tax Withholdings	95,783
b	FICA withholdings	22,113
c	Employer’s FICA	22,113
d	Federal Unemployment Taxes	—
e	State Unemployment Taxes	267
f	State Income Tax Withholdings	20,479

5 Necessary expenses:
a	Carriers	3,200,922
b	Carrier 366 Prepayments	283,172
c	Rent	277,906
d	Commissions	17,797
e	Computer Expenses	32,655
f	Utility Expenses	161,856
g	Employee Benefits	78,883
h	Travel and Entertainment	49,790
i	Reorganization Consulting fees	71,141
j	Reorganization Legal fees	244,447
k	Regulatory, Taxes and Insurance	401,871
l	Other contractors	53,529
m	Other expenses	21,278

Total Operating Cash Disbursements		5,450,363

Total Restricted Cash Disbursements/ Letter of Credit Draw		51,727

Total Disbursements			5,502,090

Net receipts and (disbursements)			(208,493)

Ending balances:
	Unrestricted accounts	8,525,951
	Restricted accounts	290,497
Ending balance in all accounts			8,816,448

Note:
Global Holdings had disbursements of $38,298
Tri-Quad had disbursements of $52,679

For the period December 1, 2004 - December 31, 2004

Statement of Inventory

Beginning inventory	N/A
Add: purchases	N/A
Less: goods sold	N/A
Ending inventory	N/A

Payroll Information Statement

Gross payroll for the period	532,736
Payroll taxes due but unpaid	0

Status of Payments to Secured Creditors and Lessors

Name of Creditor/Lessor	Date regular payment is due	Amount of regular payment	Number of payments delinquent	Amount of payments delinquent
Other Rents	8/1/2004	—	11	102,895

Statement of Aged Receivables

Accounts Receivable (from 12/1/04 through 12/31/04):
Beginning of month balance	3,605,285
Add: sales on account	10,473,728	Note 1
Less: collections	(5,191,398)
Adjustments	(202,533)
End of month balance	8,685,082

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due	7,889,041	660,944	(38,783)	173,880	8,685,082

Statement of Accounts Payable (Post-Petition)

Accounts Payable:
Beginning of month balance	1,613,444
Add: credit extended	5,119,504
Less: payments on account	(4,923,711)
Adjustments	(84,119)
End of month balance	1,725,118

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due (Note 2)	1,273,816	136,981	102,175	212,146	1,725,118

Note 1: Activity reflects early termination fees invoiced to a single customer in the amount of $6,099,157.

Note 2: Includes $1,105,788 of 0-30 day accounts payable recorded for prepaid carrier services to be received in January 2005.

Tax Questionnaire

	Yes	No
Federal Income Taxes	X
FICA withholdings	X
Employee’s withholdings	X
Employer’s withholdings	X
Emploer’s FICA	X
Federal Unemployment Taxes	X
State Income Taxes	X
State Employee withholdings	X